Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Janux Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value $0.001 per share	Rule 457(r)	6,388,888(1)	$63.00	$402,499,944(2)	$153.10 per $1,000,000	$61,622.74(3)

	Equity	Pre-funded warrants to purchase common stock, par value $0.001 per share(4)	Rule 457(r)	238,095	$62.999	—(5)	$153.10 per $1,000,000	—

	Total Offering Amounts					$402,499,944		$61,622.74

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$61,622.74

(1)

Assumes exercise in full of the underwriters’ option to purchase up to 833,333 additional shares of common stock and includes 238,095 shares of common stock issuable upon the exercise of the pre-funded warrants to purchase common stock.

(2)	Represents the sum of the offering price of the pre-funded warrants of $62.999 per pre-funded warrant and the exercise price of $0.001 per share issuable pursuant to the pre-funded warrants.

(3)

The registration fee is calculated in accordance with Rule 457(r) of the Securities Act and represents deferred payment of the registration fees in connection with the Registrant’s registration statement on Form S-3ASR (Registration No. 333-279196) paid with the filing of this prospectus supplement.

(4)

Pursuant to Rule 416 under the Securities Act, the pre-funded warrants to purchase common stock being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of share splits, share dividends or similar transactions.

(5)	The registration fee for the pre-funded warrants is being allocated to the shares of common stock issuable upon exercise of the pre-funded warrants.